Exhibit 99.2
On April 24, 2009, Horizon Lines, Inc. hosted a conference call to discuss financial results for the first quarter ended March 22, 2009. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. I will be your conference operator today. At this time I would like to welcome everyone to the Horizon Lines first quarter earnings release conference call. All lines are placed on hold to prevent any background noise. After the speakers’ presentation, there will be a question-and-answer period. As a reminder, ladies and gentlemen, this conference call is being recorded today, April 24th, 2009. Thank you. I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Dixie, and good morning, everyone, and welcome to Horizon Lines first quarter 2008 conference call. Our speakers this morning are Chuck Raymond, our Chairman, President and Chief Executive Officer; John Keenan, President of our liner company; Brian Taylor, President of our logistics company; and Mike Avara, our Chief Financial Officer. Also on hand today is Catherine Walsh, our Vice President and Controller. During our call today, Chuck will lead off with a brief overview, followed by John who will discuss our liner operations and trade lane economies. Brian will then review our logistics business and hand the call off to Mike, who will walk you through the financials and then open the call for questions.

Before we get started, I want to remind everyone that the copies of our press release and the slide presentation accompanying this conference call are available in the Investor Relations section of our website at horizonlines.com. We will be referring to these slides during our remarks. Lastly, I would like to draw your attention to our Safe Harbor statement, and remind everyone that on today’s call, management will make certain forward looking statements that it believes to be reasonable at this time. Actual results could differ materially from those projected today due to known and unknown risks and uncertainties. A discussion of factors that might affect future results is provided in our filings with the SEC, and we would encourage you to review them. Now let me turn the call over to Chuck Raymond.

Chuck Raymond	Thank you Jim, and good morning, everyone. Welcome to our first quarter 2009 conference call.

Let’s start by covering a couple of simple points that I believe are fundamental to understanding our Company’s performance in this historically challenging economic environment we are facing. First, our first quarter financial performance was slightly above expectations. Now on our January 30th, conference call, we described 2009 as being a year in which we might anticipate a disproportionately weak first quarter, as a result of the deepening recessionary trends that we saw at that time. And, as we suspected, we experienced just that, and specifically weakened economies in Hawaii and in Puerto Rico. Our young logistics business grew, but not to a level we might have seen in a somewhat stronger economy. And on top of that, Alaska had quite a severe and long winter this year. Yet, operating in what is probably one of the worst financial climates in modern times, we still generated adjusted EBITDA of $19.2 million. We consumed less adjusted free cash flow than projected, finished the quarter with debt levels below our internal forecast, and we earned an overall 3.3% per container revenue increase, net of fuel, by working with our great customers and further improving our cargo mix. Our 11% revenue decline was largely due to reduced surcharges, those being of course tied to lower and more stable fuel prices.

Second, with nearly one-third of our fiscal year behind us, we remain on course to meet the objectives of our 2009 financial plan, although we can offer no guarantees that this performance is sustainable. This plan includes a 66% reduction in capital spending, and cost savings and cash preservation initiatives that Mike Avara will update you on in a few minutes. Our plan also projects somewhat adjusted free cash flow relative to last year and adjusted EBITDA slightly below our 2008 results. We certainly do not anticipate violating our two debt covenants at any time, and we continue to believe respectable earnings will come from fewer container loads over the year handled at much lower unit costs.

And then third, we remain well positioned in this environment. We have a solid capital structure in place that can withstand a prolonged economic slowdown. Our Company has the resources. We’re nimble and we’re ready to grow when the economy begins to show signs of recovery. As I have said many times, we primarily serve the US domestic ocean markets, carrying cargo that is vital to the basic needs of our trade lanes. Our customers include diverse, large, brand name companies and several agencies of the US government. We’re operating from a sound financial structure with no anticipated recapitalization needs until 2012.

Let me drill down on this last point a bit further. In our liner shipping business, we operate and manage assets — vessels, cranes, trucks, and other equipment. These are fundamental to the functioning economies in the markets we serve. We are a crucial supply chain link. We deliver food, clothing, shelter and other necessities. Our young logistics business is driving down costs for our customers at a time when they need it most. As a Jones Act carrier, we are committed to serving customers in both good and bad times, and that is what we have been doing for more than 50 years. I fully expect our associates at Horizon Lines will be providing fundamental essential service to the customers we serve for many many years in the future.

Now regarding the ongoing Justice Department investigation, I cannot comment other than to say that we intend to fully cooperate in all aspects of the investigation.

And finally, we announced late yesterday afternoon that our board of directors continues to support our regular $0.11 quarterly dividend. So on June 15, we will pay that cash dividend to shareholders of record as of June 1. This is the 15th consecutive cash dividend payment our company has made to shareholders since horizon lines first listed on the New York Stock Exchange in September 2005. We believe this dividend payment is consistent with our policy of providing cash back to investors in appropriate proportion to our long term and free cash flow expectations. We also believe the current rate accurately reflects future prospects for our company as well as the stock market’s eventual return to more rational valuations. With that, let me turn the call over to John Keenan.

John Keenan	Thank you, Chuck, and good morning everyone. We faced and we continue to face significant challenges in our trade lane as a result of the sharp worldwide economic downturn. But to reiterate Chuck’s comment, we continue to operate from a secure position in a very difficult environment, as a domestic ocean shipper transporting the basic needs of the markets that we continue to serve. Our customer base remains very strong, and in fact some of our largest big box retail customers also appear to be somewhat recession-resistant due to the basic goods that they carry. Our position has also benefited from our ongoing cost reduction efforts and from the fact that fuel prices were relatively stable during this quarter. The price of bulk fuel averaged $252 per ton in the first quarter. That compares with $475 per ton in the year ago quarter.

With that said, let’s review our trade lane economy starting with Alaska on page eight. Alaska is an oil-driven economy, and while it is feeling the impact from lower oil prices and the economic recession, conditions are much more stable than in the lower 48. The current forecast for Alaska’s key economic indicators have not changed significantly from where they were in January. Even though Alaska’s gross state product is expected to decline 26% this year, much of that is driven by oil. Employment, although projected to decline slightly this year, remains stable. In fact, in March, Alaska was one of only four states still showing more people employed than a year ago. Banks are relatively well capitalized and the housing market isn’t experiencing the downturn that is occurring here in the lower 48.

Any near term state budget deficits can be covered by the $12 billion available in the state’s constitutional budget reserve fund, and the earnings reserve account of the permanent fund. The permanent fund, which is basically funded by oil revenues and investments, currently stands at about $27 billion. Early estimates are that the annual permanent fund dividend payment this year will be about $1,500, which compares to $2,069 last year. The dividend is based on a rolling five year average. These payments are an important catalyst to consumer spending in the September and October months, since a payment is made to every man, woman and child who has been a resident of the state for more than a year.

So despite the economic pullback and the expected decline in tourism this year, the business climate is still fairly optimistic. Major retailers including Target, Lowe’s, Costco, Kohl’s, Walgreens, Best Buy and others continue to move forward with development plans, although some remodeling projects have been put on hold. We are well aligned with many of these major big box retailers. It is important to remember that about 80% of the goods that Alaskans consume are delivered through the port of Anchorage.

Looking at Hawaii on page 9, the recession is deepening. The impact of the ongoing slowdown in tourism and a sharp fall off in construction can be seen in the downward revisions of the 2009 forecast for employment and real personal income for the state. In fact, Hawaii’s unemployment rate in March hit 7.1%, which is the highest it has been in 31 years. On the plus side, some state and federal construction projects and privatized military housing construction are expected to help mitigate the overall construction decline. And there may also be a glimmer of light in the most recent economic quarterly update from the University of Hawaii Economic Research Organization, which shows a moderation of the visitor arrival forecast and the now projected decline of 5.2% for 2009 compared with the previous forecast calling for a 5.7% decline. Similar to our position in Alaska, we think we are aligned with the right basic goods retailers in Hawaii, and we have invested appropriately in port investments and port improvements, to more efficiently handle increased volume when the economy returns.

In Guam, we have installed two refurbished cranes that will allow us to process the increased volume that would result from the transfer of 8,000 marines and their 9,000 dependents to Guam from Okinawa by 2014. The move will require massive infrastructure investments, which will translate into increased cargo. In the meantime, we expect the Guam market to continue to be counterbalanced between the recession-driven decline and discretionary purchases and sustained volume for military and private construction projects.

Turning to Puerto Rico on page 10, probably the best way to describe the economy is to say it is bouncing along the bottom. The Commonwealth is in the fourth year of economic decline, unemployment continues in double digits, and the government is operating with a $3.2 billion deficit. And yet the business climate is cautiously optimistic. The new government is acting swiftly to reduce the budget deficit through tax measures and reduction of workers employed by the government. Moody’s Investor Service recently assigned a stable rating to the Commonwealth general obligation bonds, citing the swift action being taken by the new Fortuno administration.

And we are seeing companies investing in the island. As an example, during the first quarter, Sears, SuperMax supermarkets, and IHOP all announced plans to expand in Puerto Rico. This is helping offset some store closings associated with recent bankruptcies of chains like Circuit City and Linens ‘N Things. We have invested in Puerto Rico to better position Horizon Lines for the rebound when it comes. Our investments include new gates at the port, and a new Fairland terminal building, which is named in honor of the first sea land container ship to call on Puerto Rico in 1958, when we began business with the Commonwealth. Our strategy in Puerto Rico continues to focus on higher margin cargo, with accounts that recognize the added value of our customer service excellence and our schedule integrity.

One of the catalysts put in place to help revive the US economy is the American Recovery and Reinvestment Act which was signed into law in February by President Obama. Page 11 provides estimated funding for each of our trade lanes generated by the economic stimulus package. Funds from this program are expected to be distributed over two years. It is still early, but we are guardedly optimistic that these funds will help bring the needed stimulus by helping finance vital construction projects and providing tax benefits and credits that improve consumer confidence and lead to more consumer spending. The estimated funding for our trade lane economies is significant. As shown here, this funding ranges from about $48 million for Guam to $5 billion for Puerto Rico. In addition, Hawaii already has some state projects with funding in place that are expected to provide an additional $711 million for construction in 2009.

Now let’s look at the volume performance on page 12. While overall volume was down 7.1%, we estimate that our market share was stable to slightly higher. Beginning with our last conference call on January 30th, we have consistently stated that we expected this first quarter to be disproportionately weak, relative to the year ago period and to the remainder of the year. Our outlook was based primarily on projections of declining volumes in Hawaii and Guam.

Hawaii and Guam volume declined 13% in the first quarter from the same period a year ago. The shortfall was driven by the quick and steep decline in tourism that began in the second half of 2008 as a result of the worldwide financial crisis.

In Alaska, volume was impacted by an unusually severe and extended winter. Last year was a similar story in the first quarter, but Alaska turned out to be our best performing trade lane in 2008. Of course we can’t guarantee that this will be the case again in 2009, but we do anticipate improvements in Alaska as the year progresses.

While Puerto Rico volume was 3% below a year ago level, it performed at or above our plan for the quarter. So despite a difficult first quarter, it was generally what we expected and we currently project that volumes in our trade lanes will moderate through the remainder of the year.

As you can see on page 13, our volume decline was partially offset by a 3.3% increase in revenue per container net of fuel. When you add the fuel component, however, unit revenue declined 4.3%, which is due to the lower fuel surcharge. In this environment, we have seen some overall rate pressure with the decline in volume. Our strategy is to focus intently on customer service excellence and on pursuing higher-value cargo like refrigerated products, pharmaceuticals and other cargos where customer service and vessel performance prove to be an important differentiator.

Our vessel performance metrics are on page 14. Our vessel on time arrival was 78% in this first quarter. While it slipped 3 percentage points from a year ago, we believe this was a respectable performance given that severe weather caused more than the usual amount of delays. We also observed speed restrictions in the Atlantic associated with the recent Right Whale Regulation. This went into effect in 2009 and restricts speed in the Atlantic at times of year when the right whales are known to be in the area.

Looking at the other metrics, our vessel availability continues at near perfect levels, while capacity utilization was 59% compared to 63% a year ago. This reflects the slowing volume related to the economic downturns in Hawaii and Puerto Rico and seasonal factors in Alaska.

Before turning the call over to Brian, I would like to briefly review on page 15 some of the initiatives we have been sharing with you during past conference calls. As we said in January, we have put our plans for launching a coastwise service on hold until the economy improves. Shrinking truck and rail volume combined with low fuel costs, quite frankly, have taken some of the momentum away from short sea shipping.

That said, we believe that operating a coastwise service remains a viable source of future revenue, and we still have ships at the ready if we were to pull the trigger on this service. But before that happens, the industry will need clarification on the harbor maintenance tax. Repeal or revision of the tax is a necessary condition to insure the future viability of coastwise shipping, and Congress appears to be addressing the issue in its current session. A bill was introduced in the house in January and in the Senate in February. So we’re hopeful for a resolution this year.

Regarding Title 11 funding, we are working closely with the Maritime Trade Union and our new Congress to increase funding and amend the utilization criteria for financing the future of US shipbuilding. The labor relations front remains relatively quiet. We have no bargaining agreements expiring until June of 2010. And with that, I’ll hand this call over to Brian.

Brian Taylor	Great, John, thank you. And good morning everyone. I plan on briefly reviewing our first quarter accomplishments and our longer term strategy going forward, and then I’ll hand the call back over to Mike for his review of the Company financials.

As you can see on slide 17, we generated $8 million in revenue in the first quarter with $9.7 million in operating expenses, resulting in a negative EBITDA contribution of $1.7 million. As I have previously discussed, logistics is still a very young enterprise here at Horizon. We remain in the early stages of our evolution. We’re investing in the people and the technology infrastructure that is really needed to support our organic growth strategy, particularly during these very challenging economic times. We expect and have planned for an operating loss in 2009. But with the pipeline of projected business opportunities, we also see results continuing to improve throughout the remainder of this year.

Despite the challenging economic climate, I am encouraged by the number of new accounts that are moving cargo in our network, as well as the diversity of the industry segments in which we are operating. Similar to what we talked about in connection with the fourth quarter, our performance in the first quarter was impacted by the loss of one major customer. We continue to make progress generating new revenue, but it is going to take time for us to replace this business that was lost late last year.

One of our primary strategic objectives in 2009 is to grow and diversify our customer base, and this initiative is being pursued aggressively. Our pipeline of business leads is strong. We continue seeing success, particularly in our drayage, freight brokerage, and our international shipment segments.

As an example, late in the first quarter we secured a significant new big box retail account that will utilize our West Coast drayage services. Income from this business will begin in the current quarter and this project will result in new revenue for logistics. And because of the existing relationship this customer has with the liner operation, we also expect to see a significant reduction in empty mileage cost for Horizon Lines.

The freight brokerage business is continuing to build momentum, contributing solid revenue growth this year. We expect to continue the empty mile reduction initiative that also benefits our liner business. Each time our brokerage team captures a new opportunity to fill an empty container lane, we generate new revenue for the logistics company and a margin and efficiency gain for the Horizon Lines inland transportation network. During quarter one, we filled 75,300 empty miles, and we expect to increase that in the quarters ahead.

Compared to the fourth quarter, we more than doubled the shipments that we handled through our freight brokerage business, and we also experienced a 22% increase in the cross border truck shipments that we handed in our facility in Laredo, Texas. Despite the volatility that we’re seeing in the international freight markets, the volume of leads, quotes, and actual shipments moving through our network continues to grow in our NVOCC operation. Having only expanded the Asia portion of this service offering in December of 2008, we’re now selectively expanding to serve export business opportunities to Europe, and that is based on a number of requests that we’re receiving from our existing customers.

Looking at our expedited services, this line of business is really focused on providing white glove specialized services for customers who need to move high value, hard to handle products. Among our targeted areas for growth are life sciences, the high technology sector, and also alternative energy customers. In fact, we just completed a delivery to Times Square in New York City last month. This was a large wind turbine that is being used to power one of the first, if not the first, wind powered billboards in the United States.

Finally, our warehouse business is beginning to see some new cross stock and transloading programs come to life on the West Coast. We’re now able to take advantage of our WMS and network optimization software to increase supply chain velocity through the warehouse, providing our customers greater inventory visibility and ultimately allowing them to move fewer containers and trucks to inland destinations. This has become an important component in the success we have seen with several Midwest based technology companies, and we expect to replicate this program with several others that we have got in our pipeline.

Looking out further into 2009 and really into 2010, we see many opportunities in our operations related to Mexico. Volatile energy prices and in some cases global instability have many companies looking to migrate a portion of their manufacturing back to places that are closer to the North American markets. Our cross border structure in Laredo, and our experience handling in country trucking in Mexico really position our Company to serve other businesses with Mexican manufacturing operations. Like many companies, we expect ongoing economic challenges to moderate our volume growth and profitability in the near term. However, we believe the successful execution of the strategy we put in place will solidify the position of Horizon logistics for accelerated growth as the economy begins to recover. And with that, let me turn the call back over to Mike.

Mike Avara	Brian, thank you, and good morning, everyone. Thanks for joining us today. I’m very pleased to say that our first quarter financial results were slightly ahead of our own expectations, despite an extremely challenging economic result. We delivered respectful results in the face of reduced volumes by focusing on three things — high value cargo that helped us improve rates, aggressively managing our cost, and benefiting from lower more stable fuel prices during the period. We delivered adjusted EBITDA of $19.2 million. Adjusted free cash flow improved $6.5 million over 2008, and debt levels were $15 million better than our own expectations. At the same time, we maintained adequate liquidity and were in compliance with our two financial covenants. While we do not see any quick end to the current economic downturn, we believe that we remain well positioned financially to continue to make progress in this difficult environment.

Starting with page 20, I’ll first dispense with some housekeeping. Our results reflect the impact of two accounting changes during the period. We had to record additional noncash interest expense for the change in the accounting as well as the impact for the change in accounting for share based payment awards. Now the first accounting change requires that the higher interest rate existing on other nonconvertible debt at the time of issuance of the convertible notes be reflected in the income statement. The pronouncement is effective for fiscal year 2009, and must be retrospectively applied to prior periods.

Under the second accounting change, unvested share based payment awards that contain rights to receive nonforfeitable dividends are deemed to be participating securities, and as such they are included in computing earnings per share. The accounting changes have a noncash combined impact as you see here, reducing diluted EPS by $0.05 for both the first quarters of 2009 as well as 2008.

We have also made our usual adjustments to put results on a comparable basis by excluding unusual items. The 2009 results are adjusted to exclude $4.4 million in legal expenses related to the Department of Justice anti-trust investigation and the remaining $800,000 restructuring charge associated with the reduction in force that we largely finished in January. No comparable adjustments were required in the first quarter of 2008 for unusual items.

Looking at operating revenue on page 21, you will see first quarter revenue fell 11%, $33.5 million compared to the first quarter of 2008. Page 22 provides more information on the factors that drove the change in revenue. The largest component of the $33.5 million decline was reduced fuel surcharges which fell about $25 million due to lower fuel prices. Our average fuel price during the quarter was $252 per ton, which was down about 47% from a year earlier. Our fuel cost recovery in the quarter continued in the usual high 80% range and the volume decline of 7.1% caused the revenue reduction you see here of $18.4 million, which was due largely to the sharp slowdown in Hawaii and Guam, the continued recession in Puerto Rico, and the severe winter in Alaska that John touched on. Now these declines were partially offset by continued rate and mix improvement totaling $10.2 million. Rates net of fuel improved about 3.3%, so pretty good performance in this environment.

Turning to page 23, adjusted operating income fell $7.2 million, or 62.2% to $4.4 million for the first quarter, and that compares to $11.6 million the year earlier. The decline is $7.2 million, which is largely due to the volume decline of 7.1%. And this had an EBITDA negative impact on margin of about $12.3 million. We did have increased vessel operating expense during the quarter. This is really due to four dry dockings in 2009, and there were none in the comparable 2008 period. These negative factors were partially offset by rates net of fuel, where again they improved 3.3%, and they contributed $3.6 million of additional operating income. Rolling stock expense declined $3 million as we did a better job meeting requirements to return containers. Our fuel recovery shortfall was a little bit lower — it was reduced by $2 million, and we started to capture some of the benefits from our nonunion workforce reduction of $1.3 million for the two months of this first quarter.

Adjusted EBITDA, reflected on page 24, totaled $19.2 million for the quarter. This was a decline of $8.1 million from the $27.3 million from the first quarter of 2008. The nearly 30% decrease was due to the same factors impacting adjusted operating income that I just walked you through.

Turning to page 25, our first quarter adjusted net loss totaled $4.7 million versus net income of $0.7 in 2008. We did have reduced interest expense of $1.7 million from a year ago, and we captured this by actually taking advantage of very low LIBOR rates and lower debt balances. But this was overshadowed by a $7.2 million decline in adjusted operating income that we just discussed. Our adjusted EPS on page 26 totaled a negative $0.15 for the first quarter, compared with a positive $0.02 in 2008. Our average diluted shares outstanding totaled 30.4 million, and they were down about 500,000 shares from last year, when you might recall we completed a share repurchase program.

Looking at page 27, you will see our breakdown of segment results — liner adjusted EBITDA at $20.9 million and logistics adjusted EBITDA at a negative $1.7 million. The $30 million revenue elimination, to remind you here, primarily reflects the inland transportation services that our logistics company procures and provides to our liner company.

Adjusted free cash flow is presented on page 28. It really continues to tell a very good story. Recall that we historically consumed cash in the first quarter in order to make vessel payments and further working capital needs during our seasonally weakest quarter, and again that was more pronounced this year due to the economy. So adjusted free cash flow for the first quarter was a consumption of $19.9 million. However, this represents a $6.5 million improvement over a year ago. The $6.5 million improvement was driven primarily by improved working capital. We consumed $4.9 million of working capital in this quarter, which was a $16.8 million improvement over the $21.7 million consumption a year ago, so great performance for working capital, driven primarily by accounts receivable, where we captured a $14.5 million improvement. We continued to intensely focus on cash collections, but also have launched a broader working capital management initiative that should help us capture additional benefits. An EBITDA shortfall of $8.1 million partially offset this working capital improvement.

Wrapping up with net cash flow, a negative $0.5 million was $2.5 million better than 2008. Of course the adjusted free cash flow improvement I just spoke about of $6.5 million assisted this improvement, as well as the fact that we had no share repurchases and associated revolver borrowings in 2009. This was partially offset by the combined impact of DOJ legal expenses, reconstruction payments, equipment impairment and severance payments to union clerical workers, which in the aggregate totaled $5.7 million.

As reflected on page 29, we have an excellent debt structure, owing to our opportunistic refinancing in August of 2007. 75% of our debt is fixed through maturity in 2012. Our average interest rate was 3.74% at the end of the first quarter. We remain in the fortunate position of having adequate liquidity. We are in compliance with our credit facility financial covenants and have no anticipated recapitalization needs until 2012. Our debt position at the end of the quarter was also $15 million ahead of our expectations. And we ended this quarter with $36.5 million less debt than a year ago, despite a decline in EBITDA. We had nearly $97 million for liquidity at the end of the quarter, and this represents an improvement of almost $30 million over the first quarter of 2008. And I would remind you that our financial covenants are based on the exclusion of anti-trust expenses from EBITDA.

As you know, last quarter we suspended specific financial guidance until economic conditions stabilized enough to provide us with more clarity. This of course has not happened yet. However, page 30 provides the volume, rate, and fuel assumptions for 2009, which we first shared with you during our fourth quarter conference call on January 30. Based on first quarter results we are performing pretty much as anticipated, and we expect to achieve 2009 results that approach those of 2008. Some components of these assumptions might shift a little as the year progresses, but at this point we believe the overall contribution should drive performance that meets our internal projections, unless of course the economy weakens appreciably from current levels.

Turn to page 31, the overriding exposure to our 2009 budget really remains the severity and duration of the financial crisis and resulting global recession. In addition, there are some trade lane specific risks that John mentioned. As we shared with you last quarter, we have aggressively reduced costs to better position Horizon Lines in this environment. Cost and cash savings initiatives completed and well underway are expected to generate for 2009 expense savings of nearly $14 million as well as net cash savings of over $36 million. I would remind you also that in the event that 2009 deteriorates beyond our current expectations, we have already prepared a number of initiatives and developed a series of financial contingency plans. These plans could be quickly executed to protect our financial results and our financial covenants if conditions worsen and this becomes necessary.

So to wrap up, we delivered good financial results in the face of a first quarter that was pretty challenging, and these results were above our internal expectations. However, we can provide no guarantees that this performance is sustainable throughout the year. Having said that, we believe we are well positioned to sustain the economic challenges that surround us and capitalize on growth opportunities when the economy improves, which it will at some point. So in the meantime, we will continue to intensely manage costs, conserve cash, and search out select opportunities to grow revenue. These three steps will help us protect our budget and maintain compliance with our financial covenants, and should allow us to again deliver results that approach those of last year.

Dixie, we are now ready to open the call up for questions and our Q&A session.

Operator	Our first question comes from the line of Kevin Sterling with Stephens, Inc.

Kevin Sterling	Morning, guys.

Chuck Raymond	Morning. How are you doing?

Kevin Sterling	Good. Chuck, this first question is for you — you guys kept your dividend again this first quarter. How are you thinking about the dividend going forward? Would you consider cutting it? Continuing to pay down debt further? Or would it be a function of the business environment?

Chuck Raymond	Well, Kevin, as I mentioned, we think the $0.11 dividend is appropriate for the earnings that we anticipate having in this Company going forward. We haven’t committed to a dividend forever. This is 15 consecutive quarters that we have paid it. We would like to continue paying it. I suspect that we’re going to give it a very careful scrubbing every quarter. But at this point in time we have no intention not to strongly consider paying the dividend.

Kevin Sterling	Okay. Thank you. As you improve your cargo mix, how much of your business is now the refrigerator business?

John Keenan	Kevin, this is John, I’ll take that. When you imagine the pie chart which shows the dry cargo versus the specialized cargo we carry, we have improved not only the refrigerator, but we increased the number of flats that we utilize, especially out to Guam. But it is approximately 23% to 24% of our business that is refrigerated cargo today. As you will recall, that was part of an intentional strategy that we implemented several years ago where we started upgrading and putting a lot of new refrigerated equipment into our fleet.

Kevin Sterling	Would you share with us a percentage of how much your revenue mix is reefer business?

John Keenan	24% of our cargo mix, Kevin, is reefer business, the cargo.

Kevin Sterling	Okay. John, while I have got you, have you guys parked any additional vessels or you still just have the four vessels that are currently parked?

John Keenan	That is correct. We have several spare vessels, some on the East Coast and some on the West Coast, but they remain parked. The number of operating vessels is not changed.

Kevin Sterling	Okay. Has Alaska business picked up now that we’re moving into warmer weather?

John Keenan	We have seen the Alaska business in line with what we would expect this time of year. For April and May, we are starting to see our volumes come up.

Kevin Sterling	Okay. And moving on to Hawaii, as we think about Hawaii, do you think this environment has gotten a little worse in the past couple of months since we last talked, end of January?

John Keenan	Well, I think Kevin when you look at Hawaii, it is important to see the volume reductions year-over-year. If you recall, the first quarter of 2008 in Hawaii, our volumes were actually up. We were up a couple of percent — almost 2 percentage points. Whereas you look at the fourth quarter of 2008, we were down 14%. So as you look at the numbers year over year, our first quarter we budgeted for continuing decline that we’ve seen in Hawaii. As we go through the year, we expect it to moderate, but I think we’ll know a little better as we get through the year. But Hawaii is fairly stable and holding its own, based on what our expectation and forecast is.

Kevin Sterling	John, not to take all your time, but would you give us an update regarding the agreement with Maersk. When does this contract expire?

John Keenan	The contract with Maersk, the agreement, expires December of 2010, and as you know, we’ve had that agreement since 1999. We’ve been in that agreement for almost 9.5 years. It has been a very good agreement with us. So we’re in discussions not only with Maersk, but we are looking at alternatives and potential replacements for that existing agreement, which was actually 14 contracts associated with that series of agreements.

Kevin Sterling	Right, and along those lines with the slowdown that Maersk has seen in their international volumes, have they approached you about trying to renegotiate that contract?

John Keenan	That is a good question Kevin. The trans-Pacific volumes are off, but we just changed our deployments to help assist Maersk, to accommodate them by dropping Hong Kong and adding Xiamen to that network. So now we call three ports in Asia for Maersk, and instead of going into Tacoma, it is now going into L.A., and that is going to be effective in mid-May. So we work with them, but no, there is no reduction through our slot charter for Maesrk.

Kevin Sterling	Okay, great. And one last question. Mike, you mentioned four dry dockings. Are there any more scheduled for this year or just those four?

Mike Avara	There are two additional for this year, so this will bring us to a total of six for this year.

Kevin Sterling	When will those occur?

Mike Avara	They’re going to typically be in the fall period, November. We try to plan those between the holidays when our business volumes drop off.

Kevin Sterling	And the four that you mentioned, Mike, are those complete now?

John Keenan	Kevin, let me jump in on this. We have one ship, which is the Pacific, which is in dry dock in Asia coming back into service in mid-May. And then we have another operating in the Pacific, and then she will idle. And we have one ship, the Trader, in dry dock in Bayonne, New Jersey. Our dry docking expenses are in line with what we anticipated. That’s the key. There’s six ships we’re going to do, and the spend on those six ships is what we put in our plan.

Kevin Sterling	Okay, well, thank you, that is all I have today. Gentlemen, thank you so much for your time.

Chuck Raymond	Thank you, Kevin.

Operator	Your next question comes from the line of Chaz Jones with Morgan Keegan.

Chaz Jones	Good morning, everyone.

Chuck Raymond	Good morning.

Chaz Jones	I wanted to circle back around just in terms of volume as it relates to the rest of the year. Certainly the expectation is for it to moderate. Could you help us understand how much of that expectation of moderation is related to either one, the economy getting better from here or two, your comps getting easier as we progress through the year? Or I guess is it a combination of both?

Chuck Raymond	It is really a combination of both as we look at it, Chaz. We had a pretty good first half of last year in relative terms. Things obviously got very difficult, the liquidity crisis in the second half of the year and spread throughout the general economy. But as we look at the remaining part of the year, two things will happen — we certainly should have easier comps because we did have a pretty good first half of the year in 2008, where 2009 was difficult. In addition, we’re cautiously optimistic that there might be some slight improvement during the course of the year. So those two things in combination hopefully will drive the assumptions that you see for our volumes.

Chaz Jones	Would you characterize volumes as you look at the first quarter and perhaps into the first three weeks of April? Have those volumes — I guess stabilized or decelerated or accelerated from maybe where they were at the beginning of the year if you look at it on a monthly basis?

John Keenan	Chaz, this is John, let me take this. I would define it as stabilized and it is in line with what our expectations were relative to what we put in our forecast for 2009.

Chaz Jones	Okay, now that is helpful. And I just wanted to, as a point of clarification, you mentioned that you still expect adjusted EBITDA to perhaps end the year slightly below where it was in 2008. I know that with the interest accretion, you’re having to go back and restate some of the numbers in 2008, certainly that relates to interest and wouldn’t impact EBITDA. But when we are looking at that somewhat — I guess looking at that from a guidance standpoint, are we looking at that $130 million adjusted EBITDA number last year?

Mike Avara	The $130 million was our adjusted EBITDA last year, Chaz. What we’re really saying is we expect results to approach the $130 million. We do have the benefit of the reduction in force and other savings that we hope will help offset some of the overall tougher financial conditions in 2009 than we had in 2008.

Chaz Jones	Okay, I just wanted to make sure we were looking at the right number. Because like I say, I know with some of the adjustments you have had to make, you have had to go back and probably adjust your prior earnings. A couple of quick ones — on the pricing landscape, to be honest, I’m a little surprised how well it has held up, given the deterioration in volumes over the last several quarters. If I look at the pricing of net of fuel up 3.3%, is some of that being driven by the mix shift changes you alluded to earlier? Or is that pure pricing that is playing through?

John Keenan	Let me cover that, Chaz, I think it has really been driven predominantly by our mix and our mix upgrade. When the question came before I believe from Kevin on the percent reefers, 24% of our business now in the reefer cargo, and I believe our alignment with the right customers who are also growing their reefer business is, not only in Hawaii and Guam, but certainly in Puerto Rico and specifically in the Puerto Rico northbound, where we’re moving the pharmaceutical products. And we’re now the largest pharmaceutical shipper northbound coming out of Puerto Rico. So a big focus there is the mix.

Chaz Jones	And then lastly, I’m sure you guys have got this question on many occasions over the last two weeks. Not to get ahead of ourselves here, but assuming that relations continue to thaw with Cuba, is that an opportunity at some point out in time if we were to have normalized trade relationships? And then I guess the second part of that question, how far would, if that is true, how far would that go into perhaps will alleviating some of the overcapacity in the Puerto Rico trade line?

Chuck Raymond	Chaz, let me try to take that one. This is Chuck, I don’t think that the US to Cuba trade specifically is going to necessarily be appropriate for the types of service that we provide with our container vessels. A high speed 21 knot service reliability moving predominantly from Florida to Cuba really is not going to be appropriate for that trade. I believe that a regular, slower maybe even barge type service is probably more appropriate. Now I also believe that the commodity that you will see moving down to Cuba from the US at least will be bulk-type commodities. I think you are going to see a lot of steel. You will see food moving down, building materials, perhaps rail to refurnish the Cuban railroad, rebar, things of that nature.

Now that is a great opportunity for our logistics company, because we clearly have the ability to manage projects that will come along that would both be financed by private enterprise but also by the US government. Now on the US government point, the cargos moving that are financed by our government, they will have to move by American flag. And so it would be a possibility that sometimes capacity might come from Puerto Rico trade. I think there is some idle capacity still that is either chartered or owned by one or two competitors in that trade. So that could happen. So it would be a plus. I think it would be a real plus for us on a logistics front, nonasset based, and could impact the capacity in Puerto Rico.

Chaz Jones	Great, I appreciate the comments, guys.

Chuck Raymond	You’re welcome, Chaz.

Operator	We have no further questions at this time.

Chuck Raymond	Okay, Dixie, thank you very much for managing the call. And before signing off, I would like to share a couple of thoughts. First of all, Charlotte is in allergy season here. We’re all suffering from stuffiness and sneezing, as I think you heard on the call. But here at the Company, we feel good. We feel good about the 2009 performance plan. And we believe we’ve read these markets well, and that 2009 is going to be pretty much as we characterized it with you back at the end of January.

This is an unprecedented, really challenging economic environment. But again we’re proving that we’re resilient and well positioned to ride it out and to capitalize on the opportunities that will arise when conditions here improve. Again, we’re providing an essential and enduring value to our customers and to the people they serve. We’re deeply invested in and we’re really committed to the markets we serve. We will do so consistently and continually through economic peaks and valleys for many years to come as we have in the past. And finally, our logistics business is intently focused on future growth. And we believe logistics will prove to be a significant long term growth engine for our Company.

Let me take a second to remind you that our annual meeting of shareholders will take place here at the City Club in Charlotte on Tuesday, June 2nd, at 11:00 AM. And also, I thank you for your interest in the call. We’ll talk to you again when we have our second quarter earnings conference call. I believe that is scheduled for Friday, July 24th. So thank you very much for your interest in the Company and we’ll speak with you soon.

Operator	This does conclude the Horizon Lines first quarter conference call. You may now disconnect.